Exhibit 4.4

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of November 23, 2015 (the “Effective Date”), between KANSAS CITY SOUTHERN DE MÉXICO, S.A. DE C.V., a sociedad anónima de capital variable organized under the laws of the United Mexican States (the “Company”), and U.S. BANK NATIONAL ASSOCIATION (the “Trustee”), as trustee under the Indenture referred to below.

WITNESSETH:

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of October 29, 2013, with respect to the issuance by the Company of its Floating Rate Senior Notes due 2016 (the “Notes”);

WHEREAS, Section 10.02(a) of the Indenture provides that, with the consent of the Holders (as defined in the Indenture) of a majority in aggregate principal amount of the then outstanding Notes, the Company and the Trustee may amend the Indenture as set forth therein;

WHEREAS, pursuant to a Confidential Offering Memorandum and Consent Solicitation Statement, dated November 9, 2015 (the “Offering Memorandum”), Kansas City Southern (“KCS”), on behalf of the Company, offered to exchange (the “Exchange Offer”) all outstanding Notes for notes to be issued by KCS and cash and solicited consents (the “Consent Solicitation”) to the amendments to the Indenture described herein (the “Amendments”);

WHEREAS, Holders of a majority in aggregate principal amount of the outstanding Notes have consented to the Amendments by tendering and not withdrawing their Notes in the Exchange Offer and by delivering and not revoking consents to the Amendments pursuant to the terms of the Offering Memorandum, as evidenced by a certificate of D.F. King & Co., Inc. of even date hereof provided to the Company and the Trustee;

WHEREAS, the Company and the Trustee are entering into this Supplemental Indenture in order to effect the Amendments; and

WHEREAS, this Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company and the Trustee.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the benefit of the Holders as follows:

ARTICLE I

AMENDMENT OF THE INDENTURE

1.01. Amendments to Defined Terms in the Indenture. Any defined term appearing in Section 1.01 of the Indenture, and all references thereto, that is used solely in the sections, subsections or provisions of the Indenture deleted from the Indenture by virtue of Section 1.02 of this Supplemental Indenture shall be deleted in its entirety from Section 1.01 of the Indenture.

1.02. Amendments to the Indenture. Subject to Section 2.02 hereof, the Indenture is amended as follows:

(a) Each of the following Sections of the Indenture is hereby deleted in its entirety and replaced in lieu thereof with the word “[Reserved]”:

SECTION 4.03 Limitation on Liens.

SECTION 4.04 Change of Control Repurchase Event.

SECTION 4.06 Reports.

SECTION 4.09 Comisión Nacional Bancaria y de Valores.

SECTION 4.10 Listing.

(b) Clause (ii) of Section 5.01 of the Indenture is hereby deleted in its entirety and replaced in lieu thereof with the word “[Reserved]”.

(c) Each of Sections 6.01(c), (d) and (e) of the Indenture is hereby deleted in its entirety and replaced in lieu thereof with the word “[Reserved]”.

ARTICLE II

MISCELLANEOUS

2.01. Effect of Supplemental Indenture. Except as amended hereby, all of the terms of the Indenture shall remain and continue in full force and effect and are hereby confirmed in all respects. From and after the date of this Supplemental Indenture, all references to the Indenture shall be deemed to be references to the Indenture as amended and supplemented by this Supplemental Indenture.

2.02. Effectiveness. The provisions of this Supplemental Indenture shall be effective upon execution and delivery of this instrument by the parties hereto. However, the Amendments shall become operative only at such time as the Company accepts a majority in aggregate principal amount of Notes then outstanding for exchange in the Exchange Offer.

2.03. Concerning the Trustee. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture, but only upon the terms and conditions set forth in the Indenture, as hereby amended, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee in the performance of its duties and obligations under the Indenture, as hereby amended. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company, and not of the Trustee.

2.04. Governing Law. This Supplemental Indenture shall be governed by the laws of the State of New York. Each of the parties hereto hereby submits to the jurisdiction of the U.S. federal and New York state courts located in the Borough of Manhattan, City and State of New York for purposes of all legal actions and proceedings instituted in connection with this Supplemental Indenture, and the Company hereby waives any objection which it may now have or hereafter have to the laying of venue of any such action or proceeding and any right to which it may be entitled on account of place of residence or domicile.

2.05. Separability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

2.06. Definitions; Effect of Headings. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture. The section headings herein are for convenience only and shall not effect the construction thereof.

2.07. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which will be deemed to be an original, but all such counterparts together will constitute one and the same instrument.

2.08. Trust Indenture Act Controls. If and to the extent that any provision of this Supplemental Indenture limits, qualifies or conflicts with the duties imposed by, or with another provision (an “incorporated provision”) included in the Indenture or this Supplemental Indenture by operation of Sections 310 to 318 of the TIA, inclusive, such imposed duties or incorporated provision shall control.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

KANSAS CITY SOUTHERN DE MÉXICO, S.A. de C.V., as the Issuer

By:	/s/ Michael W. Cline
	Name:	Michael W. Cline
	Title:	Vice President & Treasurer

Signature Page – Supplemental Indenture (KCSM Floating Rate Notes)

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Michael M. Hopkins
	Name:	Michael M. Hopkins
	Title:	Vice President

Signature Page – Supplemental Indenture (KCSM Floating Rate Notes)